Exhibit 10.7
MARVELL TECHNOLOGY GROUP LTD.
AMENDED AND RESTATED 1995 STOCK OPTION PLAN
STOCK UNIT AGREEMENT
1.Grant. The Company hereby grants to the participant named in the Notice of Grant (“Participant”) an Award of restricted stock units (“Stock Units”), subject to all of the terms and conditions in this Stock Unit Agreement, including any special terms and conditions for Participant’s country set forth in appendix attached hereto (the “Appendix” and, collectively with this Stock unit Agreement, the “Agreement”) and the Plan, which is incorporated herein by reference. Capitalized terms used herein but not defined shall have the same meaning as ascribed in the Plan.
2.    Company’s Obligation to Pay. Each Stock Unit represents the right to receive a Share on the date it vests. It is a bookkeeping entry that represents only the Company's unfunded and unsecured promise to issue Shares (or distribute cash) on a future date. As a holder of Stock Units, Participant has no rights other than the rights of a general creditor of the Company. Unless and until the Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment under any such Stock Units. Prior to actual payment under any vested Stock Units, such Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Stock Units that vest in accordance with Section 3 or 4 will be settled to Participant (or in the event of Participant’s death, to his or her estate or legal representative) in whole Shares, subject to Participant satisfying any Tax-Related Items as defined and set forth in Section 7. Subject to the provisions of Section 4, such vested Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is two and one half (2½) months from the end of the calendar year that includes the vesting date.
3.    Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Stock Units awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Agreement, unless Participant has provided Continuous Service from the date of grant until the date such vesting occurs. If Participant goes on an approved leave of absence, then the vesting schedule specified in the Notice of Grant will be adjusted to suspend vesting in accordance with the terms and conditions governing the approved leave of absence and, if applicable, the Company’s leave of absence policy as then in effect and as the Company may adopt and/or adjust from time to time.
4.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the unvested Stock Units, or some lesser portion thereof, at any time, subject to the terms of the Plan. If so accelerated, such Stock Units will be considered as having vested as of the date specified by the Administrator.
For U.S. tax purposes, notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of unvested Stock Units, or some lesser portion thereof, is accelerated in connection with Participant’s termination of Continuous Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination of Continuous Service and (y) the settlement of such accelerated Stock Units will result in the imposition of additional tax under Section 409A if the underlying Shares are paid to Participant on or within the six (6)-month period following Participant’s termination of Continuous Service, then the settlement of such accelerated Stock Units in Shares will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of Continuous Service, unless Participant dies following his or her termination of Continuous Service, in which case the Stock Units will be settled in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code and any U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.    Forfeiture upon Termination of Continuous Service. Notwithstanding any contrary provision of this Agreement, the balance of the Stock Units that have not vested as of the date of Participant’s termination of Continuous Service (the “Termination Date,” as further defined below) for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate and the Shares covered by the Stock Units shall revert to the Plan. For the purposes of this Agreement, the Termination Date will be the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason of the termination and whether or not later found invalid or in breach of employment laws in the jurisdiction where Participant is providing services or the terms of Participant’s employment or service agreement, if any) and will not be extended by any notice period (i.e., the period of Participant’s Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under local law or Participant’s employment or service agreement, if any). The Administrator shall have the sole discretion to determine when the Termination Date occurs for purposes of the Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence).
6.    Death of Participant. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant or if a beneficiary designation is not permissible (for employees outside the U.S.), the administrator, executor or legal representative of Participant’s estate. Any such transferee must furnish the Company with (a) a written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any local or foreign laws or regulations pertaining to said transfer.
7.    Responsibility for Taxes. Regardless of any action the Company or, if different, the Parent or Subsidiary that employs or engages Participant (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant

(“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including, but not limited to, the grant, vesting or settlement of the Stock Units, the issuance of Shares upon settlement of the Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from Participant’s wages or other cash compensation paid to Participant by the Company, the Employer and/or any other Parent or Subsidiary;

(ii)
withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or

(iii)	withholding in Shares to be issued upon vesting/settlement of the Stock Units.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum withholding rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.
Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described in this section.

If Participant fails to make satisfactory arrangements for the payment of Tax-Related Items hereunder at the time any applicable Stock Units otherwise are scheduled to vest pursuant to Section 3 or 4, Participant will permanently forfeit such Stock Units and any right to receive Shares thereunder and the Stock Units will be returned to the Company at no cost to the Company.
8.    Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.    Nature of Grant. In accepting the grant, Participant understands, acknowledges and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)    all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(d)    the grant of the Stock Units and Participant’s participation in the Plan do not create a right to employment or shall not be interpreted as forming an employment or services contract with the Company;
(e)    Participant is voluntarily participating in the Plan;
(f)    the Stock Units and the Shares subject to the Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)    the Stock Units and the Shares subject to the Stock Units, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    unless otherwise agreed with the Company, the Stock Units and the Shares subject to the Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of any Parent or Subsidiary;

(i)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from termination of Participant’s Continuous Service with the Company, the Employer or any Subsidiary (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where Participant is employed or retained or the terms of his or her employment or service contract, if any);
(k)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, and Participant should therefore consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan;
(l)    the Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability; and
(m)    if Participant is providing Continuous Service outside the U.S.:
(i)the Stock Units and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and
(ii)neither the Company, the Employer nor any other Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States dollar that may affect the value of the Stock Units or of any amounts due to Participant pursuant to the settlement of the Stock Units or the subsequent sale of any Shares acquired under the Plan.
10.    Data Privacy Information and Consent.
(a)    Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent.
(b)    Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Financial and its affiliated companies, an independent service provider based in the United States which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(c)    International Data Transfers. The Company and some of its service providers are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company does not register for the EU-U.S. Privacy Shield program. The Company’s legal basis for the transfer of Data, where required, is Participant’s consent.
(d)    Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
(e)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke the consent, Participant’s salary from or employment with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Participant Stock Units under the Plan or other awards or administer or maintain such awards.
(f)    Data Subject Rights. Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact his or her local human resources representative.
By accepting this Agreement and indicating consent via the Company’s acceptance procedure, Participant is declaring that Participant agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not provide an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Finally, upon request of the Company or the Employer, Participant agrees to provide a separate executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from Participant for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that Participant will not be able to participate in the Plan, if Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

11.    Participant Acknowledgments. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY PROVIDING CONTINUOUS SERVICE AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT FOR CONTINUOUS SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE EMPLOYER TO TERMINATE PARTICIPANT’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.
Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Stock Units subject to all of the terms and provisions thereof. Participant has reviewed the Plan, this Agreement, and the Notice of Grant in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of such documents. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Notice of Grant or this Agreement.
12.    Address. Any notice to be given to the Company under the terms of this Agreement should be addressed to the Company at its corporate headquarters, or at such other address as the Company may hereafter designate in writing. Participant agrees to timely notify the Company upon any change in his or her residence address, and acknowledges that the Company may in its discretion deliver share certificates representing Shares issued pursuant to the settlement of the Stock Units to such address.
13.    Grant Not Transferable. The Stock Units may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The terms of Stock Units shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.
14.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
15.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16.    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any U.S. state or federal law, any local or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate or legal representative), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such U.S. state or federal law, or any local or foreign securities exchange, and to obtain any such consent or approval of any such governmental authority.
17.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
18.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Stock Units awarded under the Plan or future Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or third party designated by the Company.
19.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
20.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
21.    Entirety; Modifications to Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Notwithstanding anything to the contrary in the Plan or this Agreement, if Participant is a U.S. taxpayer, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Stock Units.
22.    Governing Law and Venue. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Stock Units is made and/or to be performed.
23.    Language. Participant acknowledges that he or she is proficient in the English language and understands the content of this Agreement and other Plan-related materials. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
24.    Appendix. Notwithstanding any provisions in this Agreement, the Stock Units shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
25.    Insider-Trading/Market-Abuse Laws. Participant acknowledges that, depending on his or her country or broker’s country, or the country in which the Shares are listed, Participant may be subject to insider-trading restrictions and/or market-abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of Shares or right to Shares (e.g., Stock Units), or rights linked to the value of Shares, during such times as he or she is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions, including the U.S. and Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities (third parties include fellow employees). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider-trading policy. Participant is responsible for complying with any applicable restrictions, so Participant should speak to his or her personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in Participant’s country.
26.    Foreign Asset/Account Reporting Requirements. Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares acquired under the Plan (or cash received from participating in the Plan) in a brokerage or bank account outside of Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country through a designated bank or broker within a certain time after receipt. Participant acknowledges that it is his or her responsibility to be compliant with such regulations and Participant should speak to his or her personal advisor on this matter.
27.    Waiver. Participant acknowledges that a waiver by the Company of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.
28.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX TO THE

MARVELL TECHNOLOGY GROUP LTD.
AMENDED AND RESTATED 1995 STOCK OPTION PLAN

STOCK UNIT AGREEMENT

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Unit Agreement (including this Appendix, the “Agreement”) and/or the Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan (the “Plan”).

Terms and Conditions

This Appendix to the Stock Unit Agreement includes additional terms and conditions that govern the Stock Units granted to Participant if he or she resides and/or works in one of the countries listed herein. This Appendix forms part of the Agreement.

If Participant is a citizen or resident of a country other than the one in which Participant is currently residing and/or working, transfers employment and/or residency to another country after the Stock Units are granted, or is considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to Participant.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the tax, securities, exchange control and other laws in effect in the respective countries as of November 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in the Stock Units or sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently residing and/or working, transfers employment and/or residency to another country after the Stock Units are granted, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant.

CANADA

Terms and Conditions
Settlement of Stock Units. The following provision supplements Section 2 of the Stock Unit Agreement:

Notwithstanding Section 13(c) of the Plan, the Stock Units will be settled in Shares only, not cash.

Forfeiture upon Termination of Continuous Service. The following provision replaces the second sentence of Section 5 of the Stock Unit Agreement:

For purposes of this Agreement, the Termination Date with respect to Participant’s Continuous Service (regardless of the reason of termination, whether or not later found to be invalid or in breach of local labor laws or the terms of Participant’s employment or service agreement, if any) will be the date that is the earliest of: (1) the date of termination of Participant’s Continuous Service, (2) the date Participant receives notice of termination of Continuous Service from the Employer, or (3) the date Participant is no longer actively providing services, and will not be extended by any notice period or period of pay in lieu of such notice required under applicable law (including, but not limited to statutory law, regulatory law and/or common law).

The following provisions will apply if Participant resides in Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all addenda, documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice & Consent. The following provisions supplement Section 10 of the Stock Unit Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. Participant further authorizes the Company, the Employer, any other Parent and Subsidiary, and the Administrator to disclose and discuss the Plan with their advisors. Participant further authorizes the Company, the Employer and any other Parent or Subsidiary to record such information and to keep such information in Participant’s employee file.

Notifications

Securities Law Information. Participant acknowledges that he or she is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares acquired under Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the Nasdaq Stock Market).

Foreign Asset/Account Reporting Information. Participant must report annually on Form T1135 (Foreign Income Verification Statement) any foreign specified property (including cash held outside of Canada and any Shares acquired under the Plan) he or she holds, if the total cost of such foreign specified property exceeds C$100,000 at any time during the year. Stock Units must be reported (generally at nil cost) on Form T1135 if the C$100,000 cost threshold is exceeded because of other foreign specified property Participant holds. If Shares are acquired, their cost is generally the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the fair market value of the Shares at the time of acquisition, but if Participant owns other Shares, this ACB may have to be averaged with the ACB of other Shares. The form must be filed with Participant’s annual tax return by April 30 of the following year. Participant should consult with a personal advisor to ensure he or she comply with the applicable reporting obligations.

CHINA

Terms and Conditions

The following Terms and Conditions and Notifications apply only if Participant is subject to the exchange control restrictions and regulations in China, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion.

Supplemental Rules for China Employees. By accepting the Stock Units, Participant acknowledges and agrees to be bound by the terms of the Supplemental Rules of Marvell Stock Plans for China Employees.

Sale of Shares. The Company may require employees to sell Shares immediately at vesting or upon termination of Continuous Service to facilitate compliance with the exchange control laws in China. If Participant does not sell his or her outstanding Shares within the time required by the Company, Participant hereby authorizes the Company to instruct the designated broker to sell the Shares on Participant’s behalf, and expressly authorizes the Company’s designated broker to complete the sale of Shares. Participant agrees to sign any forms and/or consents required by the broker to effectuate the sale of Shares. Participant acknowledges that the broker is under no obligation to arrange for the sale of Shares at any particular price. Upon the sale of Shares, Participant understands that the Company agrees to pay Participant the cash proceeds from the sale of Shares, less any brokerage fees or commissions, and subject to Participant’s obligation to satisfy Tax-Related Items. Participant understands that the proceeds from the sale of Shares may need to be repatriated to China pursuant to the below provision, and Participant agrees to comply with all requirements the Company may impose in order to facilitate compliance with exchange control requirements in China prior to receipt of the cash proceeds. Participant acknowledges that he or she is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of the Agreement.

Exchange Control Restrictions. Participant understands and agrees that, pursuant to local exchange control requirements, Participant will be required to immediately repatriate any cash proceeds from the sale of Shares and the receipt of any dividends to China. Participant further understands that, under applicable laws, such repatriation of the proceeds will be effected through a special exchange control account established by the Company, the Employer or any other Parent or Subsidiary, and Participant hereby consents and agrees that the proceeds from the sale of Shares and the receipt of any dividends may be transferred to such special account prior to being delivered to Participant.

Participant also understands that the Company will deliver the proceeds to Participant as soon as possible, but there may be delays in distributing the funds to Participant due to exchange control requirements in China. Proceeds will be paid to Participant in U.S. dollars. Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account.
Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Notifications

Exchange Control Information. Participant may be required to report to SAFE all details of his or her foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents.

DENMARK

Terms and Conditions

Danish Stock Option Act. By accepting the Stock Units, Participant acknowledges that he or she has received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act. To the extent more favorable to Participant and required to comply with the Stock Option Act, the terms set forth in the Employer Statement will apply to Participant’s participation in the Plan.

Nature of Grant. The following provision supplements Section 9 of the Stock Unit Agreement:

By accepting the Stock Units, Participant acknowledges, understands and agrees that it relates to future services to be performed and is not a bonus or compensation for past services.

Notifications

Exchange Control and Tax Reporting Information. Participant may hold Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Shares are held with a non-Danish broker or bank, Participant is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, Participant must file a Declaration V (Erklaering V) with the Danish Tax Administration. Participant must sign the Declaration V and the broker or bank may sign the Declaration V. By signing the Declaration V, the bank/broker undertakes an obligation, without further request each year not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the safety-deposit account. In the event that the applicable broker or bank with which the safety-deposit account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, Participant acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account and any Shares acquired under the Plan and held in such account to the Danish Tax Administration as part of Participant’s annual income tax return. By signing the Declaration V, Participant at the same time authorizes the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at the following website: www.skat.dk/getFile.aspx?Id=47392.

In addition, when Participant opens a brokerage account (or a deposit account) outside of Denmark, the account will be treated as a deposit account because cash can be held in the account. Therefore, Participant must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both Participant and the bank/broker must sign the Declaration K, unless an exemption from the broker/bank signature requirement is granted by the Danish Tax Administration. It is possible to seek the exemption on the Declaration K, which Participant should do at the time he or she submits the Declaration K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request each year, not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the deposit account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, Participant acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of Participant’s annual income tax return. By signing the Declaration K, Participant at the same time authorizes the Danish Tax Administration to examine the account. A sample of Declaration K can be found at the following website: www.skat.dk/getFile.aspx?Id=42409&newwindow=true.

Foreign Asset/Account Reporting Information. If Participant establishes an account holding Shares or cash outside of Denmark, Participant must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. These obligations are separate from and in addition to the obligations described above.

FINLAND

There are no country-specific provisions.

FRANCE

Terms and Conditions
Language Consent. By accepting the Agreement providing for the terms and conditions of Participant’s grant, Participants confirms having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English language. Participant accepts the terms of those documents accordingly.
En acceptant le Contrat d’Attribution décrivant les termes et conditions de l’attribution, le participant confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan U.S. et le Contrat d’Attribution) qui ont été communiqués en langue anglaise. Le participant accepte les termes en connaissance de cause.
Notifications

Tax Considerations. The Stock Units granted under the Agreement are not intended to be French-qualified awards.
Foreign Asset/Account Reporting Information. If Participant holds Shares outside France or maintain a foreign bank account, Participant is required to report to the French tax authorities on his or her annual tax return.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). If Participant makes or receives a payment in excess of this amount, Participant is responsible for electronically reporting to German Federal Bank by the fifth day of the month following the month in which the payment occurs. The form of report (Allgemeine Meldeportal Statistik) can be accessed via German Federal Bank’s website (www.bundesbank.de) and is available in both German and English.

HONG KONG

Terms and Conditions

Company’s Obligation to Pay. The following provision supplements Section 2 of the Stock Unit Agreement:

Notwithstanding any discretion contained in the Plan, the grant of Stock Units does not provide any right for Participant to receive a cash payment; the Stock Units are payable only in Shares.

Sale of Shares. Participant hereby agrees that, in the event Stock Units vest and Shares are issued in respect of Stock Units within six months of the date of grant, Participant will not dispose of the Shares prior to the six-month anniversary of the date of grant.

Notifications

Securities Law Notice. WARNING: The Stock Units and the Shares issued upon vesting do not constitute a public offering of securities under Hong Kong law and are available only to certain Employees, Consultants and Outside Directors of the Company, Parent or Subsidiary. The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. In addition, the documents have not been reviewed by any regulatory authority in Hong Kong. The Stock Units are intended only for the personal use of each Participant, and may not be distributed to any other person. If Participant is in any doubt about any of the contents of the Agreement or the Plan, Participant should obtain independent professional advice.

INDIA

Notifications

Exchange Control Information. Participant understands that Participant must repatriate any proceeds from the sale of Shares acquired under the Plan to India within 90 days of receipt or any dividends paid on such Shares within 180 days of receipt (or such other period of time as may be required under applicable regulations). Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency. Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is Participant’s responsibility to comply with applicable exchange control laws in India.

Because exchange control restrictions in India change frequently, Participant should consult with his or her personal advisor before taking any action under the Plan.

Foreign Asset/Account Reporting Information. Participant understands that he or she is required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in his or her annual tax return.  Participant understands that he or she is solely responsible for complying with this reporting obligation and that Participant should confer with his or her personal tax advisor in this regard.

ISRAEL

Terms and Conditions

Plan Appendix for Israeli Employees. The Stock Unit is granted to Participant pursuant to the rules of the Appendix to the Amended and Restated 1995 Stock Plan of Marvell Technology Group Ltd. in respect of Israeli Employees (the “Israeli Appendix”), and is subject to the terms and conditions as stated in the Israeli Appendix, the Plan, the Notice of Grant and Agreement (including this Appendix). By accepting the Stock Units, Participant acknowledges and agrees to be bound by the terms of the Israeli Appendix.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. Participant is required to report details of any assets held outside of Japan as of December 31, including Shares, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due from Participant by March 15 each year. Participant is responsible for complying with this reporting obligation and should confer with his or her personal tax advisor in this regard.

KOREA

Notifications

Exchange Control Information. Korean residents who realize US$500,000 or more in a single transaction before July 18, 2017 from the sale of Shares or the receipt of any dividends are required to repatriate the proceeds to Korea within three years of the receipt.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., brokerage accounts, bank accounts) to the Korean tax authority and file a report with respect to such accounts if the value of the assets in such accounts exceeds KRW 1 billion (or the equivalent amount in a foreign currency). Participant is responsible for complying with applicable reporting obligations and is advised to speak to his or her personal legal advisor on this matter.

NETHERLANDS

There are no country-specific provisions.

RUSSIA

Terms and Conditions

U.S. Transaction.  The acceptance of the Award (including through an online acceptance process managed by E*TRADE Financial or the Company or another third party designated by the Company) results in an agreement between Participant and the Company completed in the United States and the Agreement is governed by the laws of the State of California, without giving effect to the conflict of law principles thereof.

Securities Law Acknowledgement.  The Award, the Agreement, the Plan and all other materials Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia.  The Shares acquired pursuant to the Plan have not and will not be registered in Russia nor admitted for listing on any Russian exchange for trading within Russia, and therefore, neither the Stock Units nor the Shares may be used for offering or public or private circulation in Russia.  Participant acknowledges that he or she may hold Shares acquired upon settlement of the Stock Units in Participant’s E*TRADE Financial (or such other stock plan service provider as may be selected by the Company) account in the United States.  However, in no event will Shares issued to Participant under the Plan be delivered to Participant in Russia.  Further, Participant is not permitted to sell or otherwise dispose of Shares directly to other Russian individuals.

Data Privacy and Transfer. This provision supplements Section 10 of the Stock Unit Agreement:

Participant acknowledges and agrees that he or she must complete and return a Consent to Personal Data Processing (the “Consent”) form to the Company.  Further, Participant understands that if he or she does not complete and return a Consent to the Company, it will not be able to grant Stock Units or other awards to Participants or administer or maintain such awards.  Therefore, Participant understands that refusing to complete a Consent or withdrawing Participant’s Consent may affect Participant’s ability to participate in the Plan.

Notifications

Exchange Control Information.  Participant may be subject to exchange control restrictions and repatriation requirements in Russia.  Participant should consult a personal legal advisor before settlement of the Award, before selling Shares and before remitting any sale proceeds to Russia, as significant sanctions for violations of the Russian currency control laws may apply and these requirements are subject to change at any time, often without notice.

Foreign Asset/Account Reporting Information.  The Russian tax authorities must be notified within one month of the opening or closing of a foreign bank account, or of a change in foreign bank account details.  Reports of the transactions and balances of foreign bank accounts must also be filed with the Russian tax authorities each year.

Labor Law Information. If Participant continues to hold Shares acquired at settlement of the Award after an involuntary termination of Continuous Service, Participant will not be eligible to receive unemployment benefits in Russia.

Anti-Corruption Information.  Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as the Company).  Accordingly, Participant should inform the Company if he or she is covered by these laws because Participant may not hold Shares acquired under the Plan.

SINGAPORE

Terms and Conditions

Sale of Shares. Participant hereby agrees that any Shares acquired will not be offered for sale in Singapore prior to the six-month anniversary of the date of grant, unless such sale or offer is made pursuant to exemptions under Part XIII Division 1, Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Notifications

Securities Law Information. The Award of Stock Units is being made pursuant to the “Qualifying Persons” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA and is not made to Participant with a view to the Stock Units or Shares being subsequently offered for sale to another party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
CEO and Director Notification Obligation. If Participant is a chief executive officer (“CEO”), director, associate director or shadow director of a Subsidiary or other related entity in Singapore, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Subsidiary in writing when Participant receives an interest (e.g., an Award or Shares) in the Company or any related company. In addition, Participant must notify the Company’s Singapore Subsidiary when Participant sell Shares or shares of any related company (including when Participant sell Shares issued upon vesting of the Stock Units). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification of Participant’s interests in the Company or any related company must be made within two business days of becoming a CEO or a director.

SPAIN

Terms and Conditions

Nature of Grant. The following provision supplements Section 9 of the Stock Unit Agreement:

In accepting the Stock Units, Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

Participant understands that the Company has unilaterally, gratuitously, and discretionally decided to grant Stock Units under the Plan to individuals who may be Employees, Consultants or Outside Directors throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Parent or Subsidiary on an ongoing basis. Consequently, Participant understands that the Stock Units are granted on the assumption and condition that the Stock Units or the Shares acquired upon vesting shall not become a part of any employment or service contract (either with the Company or any Parent or Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, Participant understands that this grant would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Units shall be null and void.

Further, the vesting of the Stock Units is expressly conditioned on Participant’s continued and active rendering of service, such that if Participant’s Continuous Service terminates for any reason whatsoever, the Stock Units cease vesting immediately effective on the date of Participant’s termination of Continuous Service. This will be the case, for example, even if (1) Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) Participant terminates Continuous Service due to a change of work location, duties or any other employment or contractual condition; (4) Participant terminates Continuous Service due to a unilateral breach of contract by the Company or any Parent or Subsidiary; or (5) Participant’s Continuous Service terminates for any other reason whatsoever.

Notifications

Securities Law Information. The Stock Units described in the Plan and the Agreement do not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Plan and the Agreement have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.

Exchange Control Information. It is Participant’s responsibility to comply with exchange control regulations in Spain. Participant is required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities (including Shares acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior year or the balances of such accounts as of December 31 of the prior year exceeds €1,000,000.

Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances/positions as of December 31 exceed €1,000,000, no such declaration must be filed unless expressly required by the Bank of Spain. If any of such thresholds were exceeded during the current year, Participant may be required to file the relevant declaration corresponding to the prior year, however, a summarized form of declaration may be available. Participant should consult a personal tax or legal advisor for further information regarding exchange control reporting obligations.

Further, Participant is required to declare the acquisition of Shares for statistical purposes to the Spanish Direccion General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy and Competitiveness. Generally, the declaration must be filed on form D-6 in January for Shares owned as of December 31 of each year; however, if the value of the Shares or the sale proceeds exceeds €1,502,530, a declaration must be filed within one month of the acquisition or sale, as applicable.

Foreign Asset/Account Reporting Information. To the extent Participant holds Shares or has bank accounts outside of Spain with a value in excess of €50,000 (for each type of asset) as of December 31, Participant must report information on such assets on his or her tax return Form 720 for such year with severe penalties in the event of non-compliance. After such Shares or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported Shares or accounts increases by more than €20,000 as of each subsequent December 31, or if Participant sells Shares or cancels bank accounts that were previously reported.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Notifications

Securities Law Information.  The grant of Stock Units is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland. Neither this document nor any materials relating to the Shares constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any materials relating to the Shares may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the Stock Units has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).

TAIWAN

Notifications

Securities Law Information. The grant of Stock Units and any Shares acquired pursuant to the Plan are available only for Employees, Consultants and Outside Directors of the Company or a Parent or Subsidiary. The offer is not a public offer of securities by a Taiwanese company; therefore, it is exempt from registration in Taiwan.

Exchange Control Information. Participant may remit and acquire up to US$5,000,000 per year in foreign currency (including proceeds from the sale of Shares or the receipt of any dividends).

If the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form. In addition, if the transaction about is US$500,000 or more, Participant may be required to provide additional supporting documentation to the satisfaction of the bank involved in the transaction. Participant should consult with his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM

Terms and Conditions
Settlement of Stock Units. The following provision supplements Section 2 of the Stock Unit Agreement:

Notwithstanding Section 13(c) of the Plan, the Stock Units will be settled in Shares only, not cash.

Responsibility for Taxes. The following supplements Section 7 of the Stock Unit Agreement:

Without limitation to any provision of the Agreement, Participant agrees that Participant is liable for all Tax-Related Items, as and when required by the Company or the Employer, as applicable, or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Employer, as applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on Participant’s behalf to HMRC (or any other tax authority or other relevant authority).

Notwithstanding the foregoing, if Participant is an executive officer or director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Participant understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by Participant, in case the indemnification could be considered to be a loan. In this case, any income tax not collected within 90 days of the end of the U.K. tax year in which an event giving rise to the Tax Obligations occurs may constitute a benefit to Participant on which additional income tax and employee National Insurance contributions (“NICs”) may be due. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any employee NICs due on this additional benefit, which may be recovered from Participant by any of the means referred to in Section 7 of the Stock Unit Agreement.

Joint Election. The Company reserves the right to transfer Secondary Class 1 NICs to Participant. As a condition of participating in the Plan, Participant acknowledges and agrees that Participant may be liable for the Secondary Class 1 NICs which may be payable by the Company or the Employer (or by any successor to the Company or the Employer) with respect to the acquisition of Shares pursuant to the Stock Units, the assignment or release of the Stock Units for consideration, or the receipt of any other benefit in connection with the Stock Units and that liability for the Secondary Class 1 NICs payments may be transferred to Participant to the fullest extent permitted by law.

If the Company chooses to transfer the Secondary Class 1 NICs, and without limitation to the above, Participant agrees to make an election, in the form specified and/or approved for such election by HMRC, that the liability for the Secondary Class 1 NICs payments on any such gains shall be transferred to Participant (the “Election”). Participant further agrees to execute such other elections as may be required between Participant and any successor to the Company and/or the Employer. Participant hereby authorizes the Company and the Employer to withhold such Secondary Class 1 NICs by any of the means set forth in Section 7 of the Agreement if and when such Secondary Class 1 NICs are transferred to Participant.

Further, if the Company chooses to transfer the Secondary Class 1 NICs payments and Participant does not make an Election, or the approval of the Election is been withdrawn by HMRC, or the Election is jointly revoked by Participant and the Company or the Employer, as applicable, then these Stock Units shall, at the discretion of the Company, without any liability to the Company or the Employer, cease vesting and become null and void.

* * * * *